OPERATING AGREEMENT

Cahero Tryon Holding LLC (a Delaware Limited Liability Company) (Organized under the Delaware Limited Liability Company Act)

ARTICLE I INITIAL DATE AND PARTIES; AUTHORIZATION

Section 1.01. Initial Date of and Parties to this Agreement. This Agreement became effective the date articles of organization were filed with the Delaware Secretary of State and is between the Company and its Members.

Section 1.02. Authorization for this Agreement. This Agreement is made under the LLC Act.

ARTICLE II DEFINITIONS

Unless the language or context clearly indicates otherwise, the following definitions apply:

•  "Act of Members" mean decisions undertaken by Members holding a majority Membership Interest Percentage, unless a different percentage is otherwise specified in this Agreement. These may occur at a meeting or by written consent.

•  "Agreement" means this agreement and the articles of organization, as amended from time to time.

•  "Assignee" has the meaning set forth in Article XI.

•  "Capital Account" has the meaning set forth in Article V.

•  "Charging Order Holder" has the meaning set forth in Article XI.

•  "Code" means the Internal Revenue Code, as amended.

•  "Company" means this LLC, a Limited Liability Company organized under the LLC Act.

•  "Corporate Transparency Act" is that act which consists of Sections 6001 through 6511 of the National Defense Authorization Act found in Title 31 of the U.S.C. The CTA will go into effect January 1, 2024, and will require any person who (1) directly or indirectly exercises "substantial control" over the reporting company, or (2) who directly or indirectly owns or controls 25 percent (25%) or more of the "ownership interests" of the reporting company to file and maintain updated, correct information stipulated in the CTA. The Company is defined as a reporting company under the CTA. The required report must be filed by the Company with the Financial Crimes Enforcement Network ("FinCEN"). Any person described in subsections (1) or (2) or both, immediately above, is referred to in this Agreement as a "CTA Reporting Person."

•  "CTA Reports" means the information submitted to FinCEN which includes details about the beneficial owners such as names, addresses, dates of birth, and other identifying information. These reports aim to enhance transparency by disclosing the individuals who ultimately own or control the entity.

•  "CTA Reporting Person" means an individual who is required to provide information to FinCEN because that individual is directly or indirectly the beneficial owner or has significant control over the company.

•  "Default Rule" means a rule in the LLC Act which: (i) structures, defines, or regulates the finances, governance, operations, or other aspects of a limited liability company under the LLC Act and (ii) applies except to the extent negated or modified by the Agreement.

•  "FinCEN" is the abbreviation for the Financial Crimes Enforcement Network.

•  "Fiscal Year" means the calendar year.

•  "LLC Act" means the Delaware Limited Liability Company Act.

•  "Manager" means the Person or Persons set forth in Article VIII.

•  "Member" means those Persons with ownership interests in the Company who have either initially signed this Agreement or are a Substitute Member.

•  "Membership Interest" and "Percentage" have the meanings set forth in Article V.

•  "Net Losses" and "Profits" mean net losses and profits of the Company computed in accordance with customary methods of accounting consistently applied from prior periods, which shall be allocated and distributed according to Membership Interest Percentage.

•  "Net Operating Cash Flow" means all cash received by the Company from operations, including, but not limited to, rents, fees and reimbursements and proceeds from sales, financings or re-financings, all as decreased by all cash expenditures for operations, including, but not limited to, expenditures for principal and interest on indebtedness, taxes, insurance, management fees, commissions, reasonable reserves, repairs, maintenance, landscaping, renovation and capital improvements.

•  "Officer" has the meaning set forth in Section 8.05.

•  "Person" means an individual, corporation, limited liability company, partnership, limited partnership, association, trust, unincorporated organization, and any other legal entity, organization, or governmental body.

•  "Reporting Company" means a limited liability company (LLC) or a company created by the filing of a document with the secretary of state or any similar office under the law of a State or Indian tribe that does not qualify for an exemption.

•  "Required Records" have the meaning set forth in Article X.

•  "Securities Act" refers to the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations under it that are in effect at the time.

•  "Substantial Control" over a reporting company means an individual who meets any of four general criteria: 1) the individual is a senior officer; 2) the individual has authority to appoint or remove certain officers or a majority of directors of the reporting company; 3) the individual is an important decision-maker; or 4) the individual has any other form of substantial control over the reporting company.

•  "Substitute Member" has the meaning set forth in Article XI.

•  "Transfer" means an assignment, conveyance, deed, encumbrance, gift, lease, mortgage, sale, security interest or other disposition or transfer, however phrased, whether direct or indirect.

•  "Transferee" is a Person to whom a Member Transfers all or any part of a Membership Interest; however, unless admitted, a Transferee shall have no rights of a Member and shall merely be an Assignee until such time admitted as a Substitute Member.

•  "Valuation Price" means one hundred percent (100%) of the Net Profit of the Company in the prior twelve (12) month period multiplied by 4.

ARTICLE III BACKGROUND OF THIS AGREEMENT

Section 3.01. History and Nature of the Company. The Company was organized in Delaware and is authorized to engage in any legal act.

Section 3.02. Powers. The Company has all powers granted under the laws of Delaware.

Section 3.03. Registered Agent and Office. The Company's initial registered agent and its office are specified in the articles of organization. The registered agent may only be changed by an Act of Members.

Section 3.04. Term. The Company commenced existence on the date its articles of organization were endorsed by the Delaware Secretary of State and shall exist in perpetuity unless sooner terminated as provided in Article XIII.

ARTICLE IV RELATIONSHIP OF AGREEMENT TO DEFAULT RULES AND ARTICLES

Section 4.01. Relationship of Agreement to LLC Act Default Rules. Regardless of whether this Agreement specifically refers to a Default Rule:

•  If any provision of this Agreement conflicts with a Default Rule, the provisions of this Agreement control to the extent the law allows and the Default Rule is modified or negated accordingly; and

•  If it is necessary to construe a Default Rule as modified or negated in order to effectuate any provision of this Agreement, the Default Rule is modified or negated accordingly.

Section 4.02. Relationship between Agreement and Articles of Organization. If a provision of this Agreement differs from a provision of the articles of organization, this Agreement governs to the extent the law allows.

Section 4.03. Standards of Conduct of Members and Managers. The Members, notwithstanding the provisions of 6 Del. C. § 18-1101(c), the member and managers of the Company have a duty of loyalty to the Company as defined in 6 Del. C. § 18-1104 "[t]o refrain from dealing with the company in the conduct or winding up of the company's activities as or on behalf of a person having an interest adverse to the company." This duty of loyalty specifically prohibits a Member or Manager from allowing a judgement creditor of a Member to exercise any rights or benefits not specifically authorized under 6 Del. C. § 18-703. Any such action, if or when taken is void ab initio unless such action is authorized by a Delaware state court.

ARTICLE V MEMBERSHIP INTERESTS, PERCENTAGES; ACCOUNTS; CONTRIBUTIONS

Section 5.01. Membership Interests; Capital Accounts; and Membership Interest Percentages. Each Member's Interest in the Company is reflected in that Member's Capital Account maintained in the Required Records. Each Member's Interest Percentage is proportional to all other Capital Accounts.

As of the date of this Agreement, outstanding Membership Interests and Percentages are held by the following Members in their respective Capital Accounts:

Member	Contribution	Membership Interest Percentage
Cahero Holding LLC, a Wyoming Limited Liability Company	100%	$1,000

Total: 100%

The Company shall not issue Membership certificates but shall at the written request of a Member provide a statement setting forth the Member's current Membership Interest as reflected in that Member's Capital Account and the corresponding Membership Interest Percentage.

Section 5.02. Additional Contributions. Additional capital contributions may be made by Members as needed for Company purposes. The Manager shall determine when such contributions are necessary but, an Act of Members representing 100% of Membership Interests is required to authorize such contributions. If any Member is unwilling or unable to contribute, the other Members may contribute in proportion to each contributing Member's Interest Percentage as a percentage of all contributing Members. All Capital Accounts and Membership Interest Percentages shall be adjusted according to the contributions made.

Section 5.03. Return of Contributions. No Member, Transferee, Assignee, Charging Order Holder, or other Person has the right to require the return of any capital contribution; however, the Company may return all or any portion of a Member's capital contribution with the unanimous consent of the Manager if, after such distribution, all liabilities of the Company, including borrowing from Members could be paid.

ARTICLE VI PROFITS AND LOSSES, DISTRIBUTIONS; MEMBER TRANSACTIONS

Section 6.01. Profits and Losses. Net Profits and Losses shall be determined as soon as practicable after the close of each fiscal year and shall be allocated in accordance with Membership Interest Percentages outstanding at the end of the fiscal year as held by Members, Substitute Members, Assignees and Charging Order Holders.

Section 6.02. Discretionary Annual Distributions of Net Operating Cash Flow. Net Operating Cash Flow may be distributed annually. Such annual distributions shall occur at such times and in such amounts as the Manager may determine after reserving for working and other capital needs of Company.

Section 6.03. No Right to Interim Distributions. No Member, Assignee, Charging Order Holder, or any other party has a right to any distribution other than (i) the annual distribution when or if approved in accordance with Section 6.02 or (ii) a distribution on termination of the Company; or (iii) as approved by an Act of Members. If an interim distribution is made, the distribution shall be allocated according to Membership Interest Percentages outstanding at the date of distribution.

Section 6.04. Distributions in-Kind. No one has a right to any distribution other than in cash and the Company may not make a distribution in-kind unless approved by an Act of Members representing of Membership Interests.

Section 6.05. Distributions Subject to Set-Off. All distributions are subject to set-off by the Company for any past-due obligation of a Member to the Company.

Section 6.06. Loans from and Transactions with Members. The Company, on terms negotiated by the Manager, may borrow money from and otherwise transact with a Member. Borrowing from or engaging in other transactions with one or more Members does not obligate the Company to provide comparable opportunities to other Members.

ARTICLE VII TAX MATTERS

Section 7.01. Tax Characterization and Returns. The Manager shall initially select the tax treatment of the Company. A change in that treatment requires an Act of Members.

Section 7.02. Accounting Decisions. The Manager determines all accounting matters.

Section 7.03. Partnership Representative. Alfonso Cahero Tatto shall serve as the designated "partnership representative" (as provided for in Code Section 6223(a)) during any period in which Alfonso Cahero Tatto is associated with the Company. If Alfonso Cahero Tatto is no longer associated with the Company, a "partnership representative" shall be appointed by an Act of Members and the Manager shall notify the appropriate parties in accordance with the requirements of the Code.

Section 7.04. Assignee and Charging Order Holder to Assume Tax Liability. The Assignee of a Membership Interest and the Charging Order Holder shall report income, gains, losses, deductions, and credits as set forth in Article VI. The Manager shall deliver to the Assignee and Charging Order Holder all tax forms required to be delivered to Members generally indicating that the income from the Membership Interest assigned or charged has been allocated as set forth in Article VI as if the Assignee or Charging Order Holder were a Member.

ARTICLE VIII GOVERNANCE

Section 8.01. Designation of Manager or Managers. The Company shall be managed by a manager. The initial Manager of the Company is/are the following individual(s) and/or entity(ies):

Alfonso Cahero Tatto

The term Manager is singular in this Agreement; however, the term encompasses all Managers, irrespective of whether there is one or more. A Manager need not be a Member.

Section 8.02. Death, Incapacity or Resignation. A Manager may resign by providing written notice to the Members. Resignations take effect 30 days after the date the Manager gives notice or such later date stated in the notice. In the event of the death or incapacity of a Manager, the remaining Managers shall continue serving without replacement.

Section 8.03. Authority of Manager. The Manager has sole and exclusive authority to manage the business and affairs of the Company. The Manager possesses all power necessary to carry out its duties and is authorized to make any contracts, enter any transactions, and make and obtain any commitments on behalf of the Company to conduct or further the Company's business.

Section 8.04. Duties of Managers. Each Manager must discharge his or her responsibilities in good faith, with the care an ordinarily prudent Person in a like position would exercise under similar circumstances and in a manner reasonably believed to be in the best interests of the Company.

Section 8.05. Officers. The Manager may unanimously appoint "Officers" to act on behalf of the Company.

Officers shall have such powers as are specifically set forth in those resolutions creating a specific Officer position.

Each Officer shall serve at the pleasure of the Manager. The Manager may at any time (with or without cause) remove any Officer and fill any vacancy created by the death, disability, incapacity, removal, dissolution, termination, resignation or increase in the number of Officers.

Section 8.06. Removal of Manager. An Individual Manager may solely be removed by an Act of Members. No creditor of the individual Manager, a Member, or the Company may remove an individual Manager or the Manager and no Assignee or Transferee may remove an individual Manager or the Manager. The removal of an individual Manager who is also a Member will not affect the Member's rights as a Member and will not constitute a withdrawal or dissociation of the Member.

Section 8.07. Replacement of a Manager. In the event of the removal, resignation, death, or incapacity of an individual Manager, the remaining individual Managers may by an Act of Members be replaced or the remaining individual Manager may continue serving without replacement. If no Manager is then serving, one or more replacement individual Managers shall be appointed by an Act of Members. of Membership Interests.

Section 8.08. Manager Compensation. No individual Manager or the Manager shall be entitled to compensation.

ARTICLE IX ACTS OF MEMBERS

Section 9.01. Acts of Members. This term is defined in Article II.

Section 9.02. Incapacity of Member. In the event of the incapacity of a Member, that Member's Interest shall be disregarded in determining a quorum and an Act of Members. A Member shall be considered incapacitated if the Member is unable to take an active part in the business of the Company for a period exceeding 90 consecutive days. Alternatively, at the option of the other Members, a written declaration of incapacity may be signed by the other Members at any time before or after the expiration of the 90 days. If the declaration is made in good faith, it shall terminate the incapacitated Members' right to vote. If the Member objects, in writing, to termination within 10 days of receiving the declaration, a written opinion of incapacity signed by a physician who has examined the incapacitated Member must be obtained before termination. The Member objecting to termination must cooperate fully by submitting to an exam and signing the necessary medical releases needed to allow the other Members to obtain the physician's written opinion of incapacity within 10 days of making the objection or the right to vote shall be terminated without the physician's written opinion.

Section 9.03. Annual Meeting. The Members may meet annually if they elect to do so.

Section 9.04. Special Meetings. A special meeting of the Members may be called for any purpose or purposes at any time by one or more Members. Those Persons demanding the meeting must give notice to the other Members as set forth in Section 9.05.

Section 9.05. Notice of Meetings. Written notice of each meeting of Members stating the date, time, and place and, in the case of a special meeting, the purpose or purposes, must be given to every Member at least ten days and not more than 60 days prior to the meeting. The business transacted at a special meeting of Members is limited to the purpose or purposes stated in the notice.

Section 9.06. Location and Conduct of the Meetings, Adjournments. Each meeting of the Members shall be held at the Company's principal place of business or at some other suitable location designated by the Members. Any meeting of Members may be adjourned. If at adjournment the Person chairing announces the date, time, and place at which the meeting shall be reconvened, it is not necessary to give further notice of the reconvening.

Section 9.07. Waiver of Notice. A Member may waive notice of the date, time, place and purpose or purposes of a meeting of Members. A waiver may be made before, at or after the meeting in writing, orally or by attendance. Attendance by a Member at a meeting is a waiver, unless the Member objects at the beginning of the meeting to the transaction of business because the meeting is not properly called or convened or objects before a vote on an item of business because the item may not be properly considered at that meeting and does not participate in the consideration of that item.

Section 9.08. Quorum. For any meeting, the Membership Interest Percentages constituting a majority is a quorum. If a quorum is present when a properly called meeting is convened, the Members present may continue to transact business until adjournment, even though the departure of Members originally present leaves less than the percentage required for a quorum.

Section 9.09. Written Action Without a Meeting. Any action required or permitted to be taken at a meeting of the Members may be taken without a meeting by written action signed by the Members who own the Membership Interest Percentage that would be required to take the same action at a meeting of the Members. The written action is effective when signed by Members owning the required percentage, unless a different effective time is provided in the written action. When action is taken by less than all Members, the Company shall immediately notify all Members of the text and effective date of the action taken. Failure to provide notice does not invalidate the action.

ARTICLE X REQUIRED RECORDS

Section 10.01. Location of Required Records. The Company shall maintain the Required Records at its principal place of business.

Section 10.02. Maintenance of Particular Records. The Company shall comply with the LLC Act; specifically, the Company shall maintain the records and information required by the Delaware Secretary of State, including, without limitation, the following:

•  Name, address, phone number and e-mail address of the Member or the Member's authorized agent; and

•  Capital Account for each Member, including all capital contributions and distributions, Membership Interest Percentage and Transfers.

Section 10.03. Access to Records. After giving reasonable notice, a Member may inspect and review the Required Records and may, at the Member's expense, make copies of all or any portion. Member access must take place during regular business hours; however, the Company may impose additional reasonable conditions and restrictions on access, including the amount of advance notice.

ARTICLE XI ADDITONAL MEMBERS AND MEMBERSHIP INTEREST TRANSFERS

Section 11.01. Admission of Additional Members by Consent. No Person shall be admitted to the Company as an additional Member without the unanimous consent of the Members. The Members have no obligation to consent. The admission of an additional Member will have the effect of reducing the proportional Membership Interest Percentage of the existing Member or Members and increasing the Membership Interest Percentage of the admitted Member or Members.

Section 11.02. Restrictions on Transfer. To the fullest extent permitted by law, any transfer of, or creation or existence of a lien on, whether voluntary or involuntary, or by operation of law, any Membership Interest or portion thereof, or any beneficial interest in a Membership Interest, that affects the record of beneficial ownership in possession of any Membership Interest is null and void without the unanimous consent of the Members. The Members have no obligation to consent. Any transfer in violation of the provisions of this Article makes the proposed transferee an Assignee.

Section 11.03. Assignee Interest Transferred. The Person to whom a Membership Interest is sought to be conveyed by a Member shall be an "Assignee" until such time, if ever, as that Person satisfies in full the requirements of this Article and becomes a Substitute Member. Until such time as an Assignee is admitted as a Substitute Member, the Assignee shall have only those rights set forth in the following section.

Section 11.04. Rights of an Assignee. A Transfer from a Member to another Person shall become effective on the date all conditions set forth in this Article are completed in full. Until the effective date an Assignee is admitted as a Substitute Member, the Company and the Members may treat the assignor of the transferred Membership Interest as the absolute owner of the transferred Membership Interest except with respect to Member distributions.

Until an Assignee is admitted as a Substitute Member, the Assignee shall be entitled to receive any distributions from the Company the transferring Member would have been entitled to receive with respect to the Membership Interest had the transferring Member retained the Membership Interest.

An Assignee has substantially fewer rights than a Member. Members have full access to Company records and information, while Assignees have no access. Members have voting rights, while Assignees have no voting rights. Members have full legal and economic rights, while Assignees only have the right to receive distributions.

The Company shall have the right, but not the obligation, to purchase in part or in full the Membership Interest of a Member whose Membership Interest is held by Assignee. The Company, acting through the Manager, may exercise this right at any time by giving notice to the Assignee of the Company's intent to redeem the Membership Interest held by the Assignee. If the Company exercises such right, the Company shall purchase such Membership Interest in an amount equal to the Valuation Price multiplied by such Membership Percentage Interest held by such Assignee.

•  Closing: The closing pursuant to this Section shall occur within thirty (30) days after the Company delivers a notice of intent to purchase to the Assignee.

•  Payment: The purchase price shall be delivered, at the option of the Company, at closing either, (1) in full, (2) as negotiated by the parties, or (3) by delivery of an unsecured promissory note from the purchaser for the full unpaid purchase price. If a promissory note is delivered, the note shall bear a market rate of interest and ratable principal and interest shall be payable in twenty (20) equal quarterly installments in arrears. The first installment will be due and payable on the first quarterly date after the closing and subsequent installments will be due and payable on each quarterly date thereafter. The terms of the note shall provide for prepayment of the note in whole or in part at any time without penalty and shall provide for a thirty (30) day right to cure after notice of any default on any payment before acceleration of the unpaid balance of principal and interest.

Section 11.05. Admission Requirements. Notwithstanding the provisions of the foregoing section, no Person shall be admitted as a Member until that Person has:

•  paid all expenses connected with admission;

•  agreed to be bound by this Agreement;

•  provided evidence satisfactory to the Members in their sole and absolute discretion, that admission will not:

•  violate applicable securities law;

•  cause a termination of the Company under the Code or the LLC Act;

•  change the tax status of the Company; and

•  damage or diminish the value of the Company's property.

A violation of this Article in any respect shall make the admission of any Person as a Member null and void and of no force and effect; however, on full satisfaction of the aforementioned requirements, the proposed admittee shall be deemed a "Substitute Member."

Section 11.06. Member or Substitute Member's Death or Disability. This Section applies on the death or disability of a Member or Substitute Member.

•  Disability: The duly authorized agent of a disabled individual Member, whether acting under a durable power of attorney or as the legal representative, may exercise all of the Member's rights and voting authority and is entitled to receive distributions of cash or other property on behalf of the Member.

•  Death: If a Member is (i) an individual who is the beneficiary of a trust that holds a Membership Interest or (ii) the decedent whose Membership Interest will pass under his or her last will and testament, the Membership Interest held by the trust or probate estate shall pass as the interest of an Assignee to:

•  one or more members of the Member's immediate family;

•  a trust established for the benefit of one or more members of the Member's immediate family; or

•  a Charity or Charitable Trust.

Section 11.07. Non-Recognition of an Unauthorized Transfer or Assignment. The Company shall not be required to recognize the purported Membership Interest of anyone who has obtained the interest as a result of a Transfer that is not authorized under this Agreement.

Section 11.08. Creditor Rights. If a court enters a charging order against a Member, a Substitute Member, or an Assignee, then the judgment creditor shall be referred to as the "Charging Order Holder." Pursuant to 6 Del. C. § 18-703, the charging order is the exclusive remedy by which a Charging Order Holder may obtain any satisfaction from the Company.

The Charging Order Holder has only those rights specified in the foregoing statute and nothing in this Agreement shall be construed to provide otherwise. This Section does not deprive any Member, Substitute Member, or Assignee of rights under any available exemption laws. A Charging Order Holder has no rights of a Member.

Section 11.09. Transfer to Company and Members. Members are prohibited from Transferring all or any part of a Membership Interest without first obtaining the consent set forth above in this Article XI and then offering to sell their interest to the Company and subsequently to all other Members as follows:

•  Notice: The Member must first give written notice to the Company and to all other Members of a desire to transfer.

•  Company's Right to Purchase: The Company shall have the first right to purchase in part or in full such Membership Interest for the Valuation Price multiplied by the transferring Member's Membership Interest Percentage. The Company, acting through the Manager, may exercise this right by giving notice of its intent to the Member within thirty (30) days following the date of notice.

•  Member's Right to Purchase: If the Company fails to exercise its right to purchase in full, the non-transferring Members shall have the first right, but not the obligation, to purchase any portion of the transferring Member's Membership Interest not purchased by the Company at the Valuation Price multiplied by such transferring Member's Membership Percentage Interest or portion thereof. A Member may exercise this right by giving notice to the Members within thirty (30) days following the date on which the Company declined to exercise its right to purchase. If more than one Member exercises the right to purchase, each Member will have the right to purchase a pro-rata share in accordance with all exercising Members' Membership Interest Percentages.

•  Closing: The closing pursuant to this Section shall occur within thirty (30) days after the last notice of intent to purchase.

•  Payment: The purchase price shall be delivered, at the option of the purchaser, at closing either, (1) in full, (2) as negotiated by the parties, or (3) by delivery of an unsecured promissory note from the purchaser for the full unpaid purchase price. If a promissory note is delivered, the note shall bear a market rate of interest and ratable principal and interest shall be payable in twelve (12) equal quarterly installments in arrears. The first installment will be due and payable on the first quarterly date after the closing and subsequent installments will be due and payable on each quarterly date thereafter. The terms of the note shall provide for prepayment of the note in whole or in part at any time without penalty and shall provide for a thirty (30) day right to cure after notice of any default on any payment before acceleration of the unpaid balance of principal and interest.

Section 11.10. Third Party Offers. If the Company and Members do not exercise in full their right to purchase under Section 11.09, the transferring Member may solicit from third parties offers to Transfer to the prospective third-party purchaser on such terms and conditions agreed to by the transferring Member and the third party.

•  Notice: The Member must first give written notice to the Company and to all other Members of a desire to transfer to a third party. The notice must attach any written offer, or a complete written explanation of any oral offer, and the Member must certify the offer is genuine.

•  Company's Right to Purchase: The Company shall have the first right to purchase in full the Membership Interest according to the terms of the offer - except as modified in the payment section below. The Company, acting through the Manager, may exercise this right by giving notice of its intent to the transferring Member within thirty (30) days following the date of notice.

•  Member's Right to Purchase: If the Company fails to exercise its right to purchase in full, the non-transferring Members shall have the right, but not the obligation, to purchase any portion of the Membership Interest not purchased by the Company according to the terms of the offer - except as modified in the payment section below. A Member may exercise this right by giving notice to the Members within thirty (30) days following the date on which the Company declined to exercise its right to purchase. If more than one Member exercises the right to purchase, each Member will have the right to purchase a pro rata share in accordance with all exercising Members' Interest percentage.

•  Closing: The closing pursuant to this Section shall occur within thirty (30) days after the last notice of intent to purchase.

•  Payment: The purchase price shall be delivered, at the option of the purchaser, at closing either, (1) in full, (2) as negotiated by the parties, or (3) by delivery of an unsecured promissory note from the purchaser for the full unpaid purchase price. If a promissory note is delivered, the note shall bear a market rate of interest and ratable principal and interest shall be payable in twelve (12) equal annual installments in arrears. The first installment will be due and payable on the first anniversary of the closing and subsequent installments will be due and payable on each anniversary date thereafter. The terms of the note shall provide for prepayment of the note in whole or in part at any time without penalty and shall provide for a thirty (30) day right to cure after notice of any default on any payment before acceleration of the unpaid balance of principal and interest.

Section 11.11. Transfer to Third Parties. If the Company and Members do not exercise in full their right to purchase pursuant to Section 11.10, the transferring Member may Transfer to the prospective purchaser on the terms and conditions contained in the original offer. The closing must occur within thirty (30) days from expiration of the last closing set forth above. If the Membership Interest is not sold to the prospective purchaser within such period, the Member may not transfer the Membership Interest to the prospective purchaser without once again complying with the foregoing Sections. Assignee Interest Transferred. The Person to whom a Membership Interest is conveyed under this Section shall be an "Assignee" until such time as that Person satisfies in full the requirements of this Agreement and is admitted as a Member in accordance with Section 11.05 of this Agreement. Until that time, if ever, an Assignee is admitted as a Member, Assignee shall have only those rights set forth in Section 11.04.

Section 11.12. Assignee Interest Transferred. The Person to whom a Membership Interest is conveyed under this Section shall be an "Assignee" until such time as that Person satisfies in full the requirements of this Agreement and is admitted as a Member in accordance with Section 11.05 of this Agreement. Until that time, if ever, an Assignee is admitted as a Member, Assignee shall have only those rights set forth in Section 11.04.

ARTICLE XII DISSOLUTION

Section 12.01. Dissolution. The Company shall dissolve and wind up when the period fixed for duration expires or on the unanimous written Act of Members. The following Sections apply to distributions in dissolution and shall supplement those distribution provisions set forth in Article VI; however, any conflict shall be governed by this Article.

Section 12.02. Distributions on Dissolution. On dissolution and satisfaction of all debts and other obligations, including debt obligations to Managers and Members, assets shall be liquidated and distributed in cash in accordance with outstanding Membership Interests Percentages at the date of distribution.

Section 12.03. Gains or Losses. Any profit or loss on disposition of property shall be credited or charged to Members in accordance with Section 6.01. Any property distributed in-kind shall be valued and treated as though the property had been sold for its fair market value and the cash proceeds distributed. The difference between the value of the property distributed in kind and its book value to the Company shall be treated as a profit or loss allocated pursuant to the provisions of Section 6.01.

ARTICLE XIII AMENDMENTS

The provisions of this Agreement may not be waived, altered, amended, or repealed, in whole or in part, except by the unanimous consent of the Members.

ARTICLE XIV INDEMNIFICATION AND DISASSOCIATION

Section 14.01. Permissive Indemnification of a Member, Manager, Employee and Agent. The Company may indemnify, save, defend and hold harmless any Person who was or is a party or is threatened to be made a party to any pending or completed action or suit (whether civil, criminal, administrative or investigative) if the Person was acting at the request of the Company and acted in good faith and in a manner which was reasonably believed to be in the best interests of the Company. With respect to a criminal action or proceeding, the Person must also not have had a reasonable cause to believe the conduct was unlawful.

Section 14.02. Mandatory Indemnification of a Member, Manager, Employee or Agent. To the extent a Member, Manager, employee, or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, either by or on behalf of the Company, the Company shall indemnify the Member, Manager, employee or agent against expenses, including attorneys' fees, reasonably incurred in connection with the defense.

Section 14.03. Mandatory Reporting Requirements of CTA Reporting Person(s). Before a person is admitted to the Company as a Member or Manager, the person must comply with all FinCEN reporting requirements under the CTA.

Section 14.04. Mandatory Dissociation of CTA Reporting Person. If at any time a CTA Reporting Person fails or refuses to cooperate with the Company in the filing of reports with FinCEN under the CTA, that person shall be immediately disassociated from the Company by a unanimous consent of the Members who are not failing to cooperate in the filing of these reports. On disassociation, the CTA Reporting Person shall automatically forfeit all control and ownership of any Membership Interests that person may have, including the right to receive profits, and if a Manager, shall be immediately dismissed without any contract rights, including the right to receive compensation.

ARTICLE XV MISCELLANEOUS

Section 15.01. Governing Law. This Agreement and any question, dispute, or other matter related to or arising under this Agreement shall be governed by the laws of Delaware.

Section 15.02. Binding Effect. This Agreement binds the Members, Substitute Members, Assignees, Charging Order Holders, and all other Transferees.

Section 15.03. Complete Agreement. This Agreement, which term, as set forth in Article II, includes the articles of organization, each as amended from time to time, constitutes the complete and exclusive Agreement of the Members and supersedes all prior agreements, oral or written.

Section 15.04. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable:

•  that provision shall be severed and this Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been part;

•  the remaining provisions of this Agreement shall remain in full force and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and

•  in place of the illegal, invalid, or unenforceable provision, there shall be added to this Agreement a legal, valid, and enforceable provision as similar to the illegal, invalid or unenforceable provision as legally possible.

Section 15.05. Notices. A notice to be given under this Agreement must be in writing and shall be considered to have been given when delivered to the address specified in the Required Records. A Person who wants to change an address in the Required Records may do so by giving notice to the Company, which shall be effective five days after receipt.

Section 15.06. Multiple Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original and all of which shall constitute one and the same document. Proving the execution and contents of this Agreement against a party may be done by producing any copy of this Agreement signed by that party.

Section 15.07. Additional Documents and Acts. Each Member agrees to execute and deliver whatever additional documents and to perform such additional acts as may be necessary or appropriate to effectuate and perform all terms, provisions, and conditions of this Agreement and the transactions contemplated by this Agreement.

Section 15.08. Attorney's Fees. If any Member brings an action or proceeding (including any cross-complaint, counterclaim or third-party claim) under this Agreement against any other Member or the Company, the non-prevailing party shall pay to the prevailing party all the prevailing party's costs and expenses of suit, including costs and expenses of enforcing any judgment or settlement and including reasonable and actual attorneys' fees, all of which shall be payable whether such action is prosecuted to judgment.

Section 15.09. Gender and Number. As used in this Agreement, the masculine, feminine and neuter gender, and the singular or plural number shall be considered to include the others whenever the context indicates.

Section 15.10. Duty of Members to Maintain Confidentiality. Each Member, whether acting as a Member or as a Manager:

•  Will maintain Confidential Information (as defined in this section 15.10) in confidence;

•  Except as required in conducting the business and internal affairs of the Company, will not disclose Confidential Information to any third party without the authorization of the Manager;

•  Will make copies of documents and other media containing Confidential Information only for the benefit of the Company;

•  Will use Confidential Information only for the benefit of the Company; and

•  Upon ceasing to be a Member or Manager, will return to the Company all documents and other media containing Confidential Information.

For purposes of this Agreement, Confidential Information means:

•  The terms of this Agreement; provided, however, that a Member or Individual Manager may disclose these terms on a confidential basis to his or her spouse and professional advisors so long as such professional advisors are bound to maintain such information on a confidential basis;

•  Information that the Company maintains in confidence and that has actual or potential economic value to the Company, its affiliates, and holdings because it is not generally known to others and is not readily ascertainable by them, which information will include, without limitation, (i) financial information relating to the Company; (ii) information relating to Company's marketing and business plans and strategies; (iii) information concerning the design and manufacturer of Company products or concerning the method of providing services; (iv) information in Company personnel files and similar files concerning Company Members, Managers, and employees; (v) information relating to any marketing or promotion plans of the Company; (vi) client lists or client information and demographics; (vii) independent contract or consultant information and lists; (viii) current and anticipated customer requirements; (ix) price lists; (x) business policies or practices; (xi) computer software and programs (including object code and source code); and (xii) analyses, compilations, forecasts, studies, and financial, technical, operational and other similar information about the Company;

•  Information entrusted to the Company in confidence by third parties; and

•  Information reasonably designated by the Manager orally or in writing as Confidential Information.

The duty of Member to maintain confidentiality will not apply to information:

•  That is or becomes publicly available (either to the general public or to any relevant trade or industry group), other than as a result of disclosure by a Member; and

•  Whose disclosure is legally required to be made to any third party or during the course of any inspection or inquiry by a federal or state regulatory agency that has the legal right to inspect files containing the Confidential Information.

The recipient of Confidential Information acknowledges and agrees that any breach of this this Section will cause irreparable harm and injury to the Company for which money damages would be an inadequate remedy and that, in addition to remedies at law, the Company is entitled to equitable relief as a remedy for any such breach or threatened breach.

ACCEPTED AND AGREED TO BY: Cahero Tryon Holding LLC

By: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto

Company Representative

MEMBER:

/s/ Alfonso Cahero Tatto      3/11/2026
________________________ ________________________
Cahero Holding LLC By: Alfonso Cahero Tatto, Authorized Representative Date

MANAGER:

/s/ Alfonso Cahero Tatto      3/11/2026
________________________ ________________________
Alfonso Cahero Tatto Date

EXHIBIT A

Manager Duties and Authority

Cahero Tryon Holding LLC

This Exhibit A is incorporated by reference into the Operating Agreement of Cahero Tryon Holding LLC, a Delaware Limited Liability Company. It outlines the responsibilities and powers granted to the Manager, Alfonso Cahero Tatto, who serves as the sole Manager and Member of the Company. The Manager shall discharge these duties in good faith, with loyalty to the Company, and in accordance with the Delaware Limited Liability Company Act.

1. Strategic Direction and Oversight

The Manager shall possess full authority to define, implement, and oversee the Company's strategic objectives. This includes managing internal planning, determining investment structures, and coordinating the operations of all affiliated platforms wholly owned by the Company. The Manager shall ensure all activities align with the private, non-regulated character of the Company and its internal structure.

2. Financial and Capital Oversight

The Manager is authorized to oversee all financial matters of the Company, including but not limited to: opening and maintaining bank accounts; managing internal capital allocations; recording and adjusting capital accounts; approving or deferring distributions; and supervising Company liquidity, working capital, and financial compliance. The Manager may also determine if and when additional contributions are necessary and may approve returns of capital in accordance with the Operating Agreement.

3. Legal and Operational Authority

The Manager is empowered to enter into legally binding contracts; negotiate agreements; initiate and defend legal actions; appoint Officers, consultants, and advisors; and engage third-party service providers. The Manager may also amend administrative filings, issue internal governance documents, and manage the execution of resolutions. The Manager is the sole individual authorized to represent the Company in external affairs and may act without notice or further consent.

4. Confidentiality and Exclusivity

The Manager shall maintain the confidentiality of all Company operations, records, strategies, and relationships. The Manager is prohibited from participating in any external venture that materially competes with the Company's interests unless unanimously approved in writing by all Members, which at present consists solely of the Manager himself. Confidentiality extends beyond the term of office and applies in perpetuity.

5. Tax and Compliance Representation

The Manager shall serve as the designated "Partnership Representative" pursuant to Section 6223 of the Internal Revenue Code. In this capacity, the Manager is responsible for all tax filings, compliance with applicable FinCEN reporting under the Corporate Transparency Act, and responding to any requests or audits from tax authorities. The Manager shall also coordinate the preparation of necessary K-1s, disclosures, or beneficial ownership information as required by law.

IN WITNESS WHEREOF, this Exhibit A is adopted and approved as part of the Operating Agreement effective as of the date of formation.

Signed: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto
Manager, Cahero Tryon Holding LLC
Date: 3/11/2026

EXHIBIT B

Capital Contribution and Ownership Schedule

Cahero Tryon Holding LLC

This Exhibit B is incorporated into and made part of the Operating Agreement of Cahero Tryon Holding LLC, a Delaware Limited Liability Company. It sets forth the capital contribution and membership interest of the sole Member as of the Effective Date.

1. Initial Capital Contribution

The Company acknowledges receipt of the following capital contribution made by the Member:

•  Member Name: Cahero Holding LLC, a Wyoming Limited Liability Company

•  Form of Contribution: Cash

•  Amount Contributed: $1,000.00

•  Date of Contribution: May 4, 2023

•  Ownership Percentage: 100%

No other contributions, in cash or in kind, have been made or accepted by the Company. Any additional capital contributions by the Member shall be recorded in the Required Records and may be made at the discretion of the Manager for the purposes of capitalizing operations, funding internal initiatives, or maintaining liquidity as permitted in the Operating Agreement.

2. Ownership and Membership Interest

The above-named Member is the sole owner and holds 100% of the Membership Interests in Cahero Tryon Holding LLC. No Membership Interests have been issued to any other person or entity, and no other person or entity holds any claim to economic, voting, or residual rights in the Company.

The Company does not issue Membership Certificates. However, this Exhibit B serves as the official record of ownership for all legal, administrative, and financial purposes.

IN WITNESS WHEREOF, the undersigned confirms the accuracy of this schedule and its full incorporation into the Operating Agreement of the Company.

Signed: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto
Authorized Representative of Cahero Holding LLC
Date: 3/11/2026

EXHIBIT C

Principal Office and Registered Agent Information

Cahero Tryon Holding LLC

This Exhibit C is incorporated into and made part of the Operating Agreement of Cahero Tryon Holding LLC, a Delaware Limited Liability Company. It affirms the Company's official addresses and agent of record for statutory and legal compliance purposes.

1. Principal Office Address

The principal place of business of Cahero Tryon Holding LLC is designated as follows:

4300 Biscayne Blvd, Suite 203 Miami, FL 33137 United States

This location shall serve as the administrative headquarters for the Company and the address at which all Required Records shall be maintained in accordance with the Delaware Limited Liability Company Act. Any changes to this principal address must be approved by the Manager and duly recorded in the Company's official records.

2. Registered Agent and Registered Office

Pursuant to the Articles of Organization, the Company has designated the following registered agent and office for the purpose of receiving legal notices, service of process, and other official correspondence:

Registered Agent: Resident Agents Inc.

Registered Office: 8 The Green, Ste R, Dover, DE 19901, United States

The Registered Agent shall maintain a physical presence in the State of Delaware as required by law and has consented to such appointment. Any modification to the Registered Agent or the Registered Office address must be authorized by the Manager and submitted to the Delaware Secretary of State in accordance with state filing requirements.

IN WITNESS WHEREOF, the undersigned confirms the accuracy of this Exhibit and its full incorporation into the Operating Agreement of the Company.

Signed: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto
Sole Member & Manager
Date: 3/11/2026

EXHIBIT D

Corporate Transparency Act (CTA) Declaration

Cahero Tryon Holding LLC

This Exhibit D is incorporated into and made part of the Operating Agreement of Cahero Tryon Holding LLC, a Delaware Limited Liability Company. It is intended to memorialize the Company's compliance with the Corporate Transparency Act (CTA), enacted under Title 31 U.S.C. §§ 5331 et seq., and administered by the Financial Crimes Enforcement Network (FinCEN).

1. CTA Reporting Company Status

Cahero Tryon Holding LLC qualifies as a "Reporting Company" under the CTA and is therefore required to disclose information regarding its beneficial ownership and control to FinCEN unless and until an exemption becomes applicable. The Company acknowledges its responsibility to file and update all required beneficial ownership information (BOI) with FinCEN on a timely basis.

2. Designated CTA Reporting Person

The following individual is designated as a CTA Reporting Person for the Company:

•  Name: Alfonso Cahero Tatto

•  Date of Birth: December 6, 1980

•  Residential Address: 4300 Biscayne Blvd, Suite 203, Miami, Florida 33137, USA

•  Control Status: Exercises substantial control over the Company

•  Ownership Status: Holds 100% direct beneficial ownership

•  Title: Manager and Sole Member

3. Filing Obligations and Access

The Manager shall be responsible for ensuring that the Company's BOI is filed with FinCEN and remains accurate, complete, and updated as required by federal regulations. Any future additions or removals of Members or Managers shall trigger immediate review and amendment of the CTA filings.

The Company shall maintain internal records of all beneficial ownership submissions for inspection and compliance verification, including dates of submission, unique FinCEN identifier (if applicable), and any communication with FinCEN.

4. Enforcement and Disassociation

If any CTA Reporting Person fails or refuses to cooperate with the Company's obligations under the CTA, that person shall be deemed disassociated from the Company by unanimous consent of the remaining Members (which in this case includes only the Manager). Such disassociation shall result in the immediate forfeiture of all control and ownership rights, including entitlement to profits, decision-making, and tax benefits.

IN WITNESS WHEREOF, the undersigned affirms the truth and accuracy of this declaration and its full integration into the Operating Agreement of the Company.

Signed: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto
Sole Member & Manager
Date: 3/11/2026

EXHIBIT E

Banking Resolution

Cahero Tryon Holding LLC

This Exhibit E is incorporated into and made part of the Operating Agreement of Cahero Tryon Holding LLC, a Delaware Limited Liability Company. It constitutes a formal resolution granting financial authority to the Manager for the purpose of opening, maintaining, and managing Company bank and brokerage accounts.

1. Authorization of Manager

Resolved, that Alfonso Cahero Tatto, in his capacity as Sole Manager of Cahero Tryon Holding LLC, is hereby authorized to act on behalf of the Company in all banking and financial matters, including but not limited to:

•  Opening, maintaining, and closing accounts with banks, financial institutions, and brokerage firms.

•  Designating and removing authorized signatories on any account.

•  Executing wire transfers, deposits, withdrawals, checks, and payment orders.

•  Applying for online banking access and signing any and all related documents.

2. Authority to Bind the Company

The above-named Manager shall have full authority to make, execute, and deliver any and all documents, instruments, and agreements necessary to carry out the foregoing actions, including applications, authorizations, signature cards, and corporate resolutions as required by any financial institution.

All actions taken by the Manager pursuant to this resolution prior to the date of this resolution are hereby ratified, confirmed, and approved in all respects.

3. No Additional Authorization Required

No further resolutions or consents are necessary to carry out the authority granted herein. All financial institutions may rely on this Exhibit E as sufficient and continuing authorization unless and until a certified amendment or revocation is provided by the Manager.

4. Internal Recordkeeping

The Company shall maintain a copy of all agreements and documents executed under this authority at its principal office and in its Required Records.

IN WITNESS WHEREOF, this resolution is adopted and approved by the Sole Member and Manager of the Company, effective as of May 4, 2023.

Signed: /s/ Alfonso Cahero Tatto
Alfonso Cahero Tatto
Sole Member & Manager
Date: 3/11/2026